Exhibit 4.9

NOVONIX Limited

And

Phillips 66 Company

Subscription Agreement

Dated 9 August 2021

Table of Contents

1	DEFINITIONS AND INTERPRETATION		2
	1.1	Definitions	2
	1.2	Interpretation	3
	1.3	Statements on the basis of knowledge or belief	4
2	CONDITIONS TO COMPLETION		5
	2.1	Condition Precedent	5
	2.2	Other conditions	5
	2.3	Parties must co-operate	6
	2.4	Shareholder approval	6
	2.5	Waiver	6
	2.6	Termination before Completion	6
3	AGREEMENT TO SUBSCRIBE AND COMPLETION		6
	3.1	Subscription	6
	3.2	Agreement to serve as application	6
	3.3	Consent to become a member and Constitution	7
	3.4	Rights Attaching to Subscription Shares	7
	3.5	Time and place of Completion	7
	3.6	Simultaneous obligations at Completion	7
4	UNDERTAKINGS		7
	4.1	The Issuer’s undertakings	7
	4.2	The Subscriber’s undertakings	8
5	APPOINTMENT OF DIRECTOR NOMINATED BY SUBSCRIBER		8
6	CONSULTATION RIGHT		9
7	REPRESENTATIONS AND WARRANTIES		10
	7.1	Representations and Warranties by the Issuer	10
	7.2	Representations and Warranties by the Subscriber	11
8	CONFIDENTIALITY		12
	8.1	Announcements	12
	8.2	Confidentiality agreement	12
9	INDEMNITY		13
	9.1	Indemnity	13
	9.2	Consequential loss	13
10	GENERAL		13
	10.1	Governing Law and Jurisdiction	13
	10.2	Notices	13
	10.3	Assignment	15
	10.4	No waiver	15
	10.5	Costs and duty	15
	10.6	Severability	15
	10.7	Extent of obligations	16
	10.8	Entire agreement	16
	10.9	Amendment	16
	10.10	Further assurances	16
	10.11	Counterparts	16

This Agreement is made on 9 August 2021

Parties

1	NOVONIX Limited ACN 157 690 830 of Level 8, 46 Edward Street, Brisbane QLD 4000 (the Issuer).

2	Phillips 66 Company, a Delaware corporation, of 2331 CityWest Blvd., Houston, Texas 77042, United States (the Subscriber).

Recital

The Subscriber wishes to Subscribe for, and the Issuer wishes to issue, the Subscription Shares on the terms and conditions of this Agreement.

It is agreed as follows.

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following definitions apply unless the context requires otherwise.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ACN 008 624 691).

ASX Listing Rules means the listing rules of ASX as waived or modified in respect of the Issuer.

Authorisation includes any authorisation, approval, consent, licence, permit, franchise, permission, filing, registration, resolution, direction, declaration, or exemption.

Board means the Board of directors of the Issuer.

Business Day means a day which is not a Saturday, Sunday or a public holiday in Brisbane, Queensland.

Completion means the completion of the subscription for, and the issue of, the Subscription Shares in accordance with this Agreement on the Completion Date and Complete has a corresponding meaning.

Completion Date means the date that is five (5) Business Days after the date on which the last of the Conditions Precedent have been satisfied or waived in accordance with clause 2.5.

Condition Precedent means the condition precedent to Completion specified in clause 2.1.

Condition Precedent End Date means November 1, 2021 or such other date as is agreed by the parties in writing.

Constitution means the constitution of the Issuer.

Consultation Right has the meaning given in clause 6(a).

Corporations Act means the Corporations Act 2001 (Cth).

FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth) and the Foreign Acquisitions and Takeovers Regulation 2015 (Cth).

Governmental Agency means any:

(a)	government or governmental, semi-governmental or judicial entity or authority; or

(b)	minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government.

It also includes any regulatory organisation established under statute or any stock exchange.

Group means the Issuer and each of its subsidiaries.

Notice of Meeting means the notice of general meeting of members of the Issuer to consider, and if thought fit, approve the issue and allotment of the Subscription Shares as contemplated by clause 2.4.

Offer has the meaning given in clause 6(a).

Shares means fully paid ordinary shares in the capital of the Issuer.

Signing Date means the date on which this Agreement is executed by both parties.

Sophisticated or Professional investors means any of the categories of investors to whom offers of securities can be made under Section 708 of the Corporations Act.

Specified Clauses means clauses 1, 7, 8, 9 and 10.

Subscriber Nominee has the meaning given in clause 5(a).

Subscription Price means one hundred and fifty million U.S. dollars (USD 150,000,000.00)

Subscription Shares means 77,962,578 Shares.

Subscriber Holding Requirement means 10% or more of the Shares on issue at the time.

1.2	Interpretation

(a)	Headings are for convenience only and do not affect interpretation.

(b)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(c)	The following rules apply unless the context requires otherwise.

(i)	The singular includes the plural, and the converse also applies.

(ii)	A gender includes all genders.

(iii)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(iv)	A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(v)	A reference to a clause, Schedule or Annexure is a reference to a clause of, or Schedule or Annexure to, this Agreement.

(vi)	A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(vii)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.

(viii)	A reference to a party to this Agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives)

(ix)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(x)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(xi)	A reference to a right or obligation of any two or more people comprising a single party confers that right, or imposes that obligation, as the case may be, on each of them severally and each two or more of them jointly. A reference to that party is a reference to each of those people separately (so that, for example, a representation or warranty by that party is given by each of them separately).

(xii)	A reference to a day means a day in the jurisdiction where the relevant obligation is to be performed.

1.3	Statements on the basis of knowledge or belief

Any statement made by a party on the basis of its knowledge and belief or awareness is made on the basis that the party has, in order to establish that the statement is true and not misleading in any respect:

(a)	made all reasonable inquiries of the officers, managers, employees and other persons with responsibility for the matters to which the statement relates; and

(b)	if those inquiries would have prompted a reasonable person to make further inquiries, made those further inquiries,

and that, as a result of those inquiries, the party has no reason to doubt that the statement is true and not misleading in any respect.

2	CONDITIONS TO COMPLETION

2.1	Condition Precedent

The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the shareholders of the Issuer approving the issue and allotment of the Subscription Shares contemplated by this Agreement by the requisite majorities under Listing Rule 7.1 and otherwise in accordance with the Corporations Act and the ASX Listing Rules at a duly convened general meeting of the Issuer.

2.2	Other conditions

(a)	The obligation of the Subscriber to consummate its purchase of the Subscription Shares under this Agreement shall be subject to the Issuer delivering to the Subscriber on the Completion Date a certificate of the Chief Executive Officer and the Chief Financial Officer of the Issuer, on behalf of the Issuer, dated the Completion Date, certifying, in their applicable capacities, to the effect that:

(i)	the representations and warranties of the Issuer contained in this Agreement are true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the Signing Date and the Completion Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only); and

(ii)	there is not any pending suit, action or proceeding by any Governmental Agency seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

(b)	The obligation of the Issuer to consummate the issue and allotment of the Subscription Shares under this Agreement shall be subject to the Subscriber delivering to the Issuer on the Completion Date a certificate of an authorized officer, on behalf of the Subscriber, dated the Completion Date, certifying, in his or her capacity, to the effect that the representations and warranties of the Subscriber contained in this Agreement are true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the Signing Date and the Completion Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only).

2.3	Parties must co-operate

Each party must co-operate with the other and use their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on their respective parts under this Agreement and applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement.

2.4	Shareholder approval

Without limiting the generality of clause 2.3, the Issuer must:

(a)	promptly prepare a Notice of Meeting;

(b)	provide the Subscriber with a draft of the Notice of Meeting and consider the Subscriber’s comments prior to providing the draft Notice of Meeting to ASX for its review; and

(c)	as soon as reasonably practicable after the Signing Date, convene a general meeting of Shareholders and despatch the Notice of Meeting to Shareholders.

2.5	Waiver

The Condition Precedent in clause 2.1 can only be waived by written agreement of the parties.

2.6	Termination before Completion

If the Condition Precedent in clause 2.1 is not satisfied, or waived in accordance with clause 2.5, by the Condition Precedent End Date, this Agreement will automatically terminate and (other than the Specified Clauses) will be null and void and of no effect.

3	AGREEMENT TO SUBSCRIBE AND COMPLETION

3.1	Subscription

The Subscriber will subscribe, and the Issuer will issue to the Subscriber, the Subscription Shares on the Completion Date for the Subscription Price.

3.2	Agreement to serve as application

This Agreement serves as an application by the Subscriber for the allotment of the Subscription Shares on the Completion Date and accordingly it will not be necessary for the Subscriber to provide a separate (additional) application on or prior to the Completion Date.

3.3	Consent to become a member and Constitution

Upon issuance of the Subscription Shares, the Subscriber agrees to:

(a)	become a member of the Issuer; and

(b)	be bound by the Constitution.

3.4	Rights Attaching to Subscription Shares

The Subscription Shares will rank equally in all respects with all other Shares on issue when the Subscription Shares are issued.

3.5	Time and place of Completion

Completion will take place at 9am on the Completion Date or any other time agreed by the Issuer and Subscriber.

3.6	Simultaneous obligations at Completion

In respect of Completion:

(a)	the obligations of the parties under this Agreement are interdependent and Completion will only occur once all obligations required at Completion are satisfied; and

(b)	all actions required to be performed will be taken to have occurred simultaneously on the Completion Date.

4	UNDERTAKINGS

4.1	The Issuer’s undertakings

The Issuer must:

(a)	on the Completion Date, issue the Subscription Shares to the Subscriber and register, or procure the registration of, the Subscriber as the holder of the Subscription Shares;

(b)	as soon as practicable after Completion, deliver, or procure the delivery by its share registrar to the Subscriber, of holding statements evidencing the Subscription Shares subscribed for by the Subscriber;

(c)	within one Business Day after the Subscriber pays the Subscription Price in accordance with clause 4.2, apply for quotation of the Subscription Shares in accordance with the ASX Listing Rules at its own cost and use its best endeavours at its own cost to obtain quotation of the Subscription Shares;

(d)	as soon as practicable after the Completion Date, and in any event within five Business Days of the Completion Date, lodge with the ASX a statement meeting the requirements of sections 708A(5)(e) and 708A(6) of the Corporations Act; and

(e)	immediately notify the Subscriber if at any time before the Completion Date the lssuer becomes aware of any third party objecting to, challenging, interfering with or obstructing (or proposing to object to, challenge interfere with or obstruct) any of the transactions contemplated by this Agreement.

4.2	The Subscriber’s undertakings

The Subscriber must pay, or cause to be paid, the Subscription Price to the lssuer in immediately available funds on the Completion Date to the account notified by the Issuer to the Subscriber no less than six (6) days prior to the Completion Date.

5	APPOINTMENT OF DIRECTOR NOMINATED BY SUBSCRIBER

(a)	As soon as practicable after the Completion Date, and provided that the Subscriber has delivered to the Issuer a consent to act, completed by its nominee, to be appointed as a non-executive director on the Board, the Issuer shall procure that the current directors of the Issuer appoint a representative of the Subscriber (nominated in writing by the Subscriber after consultation with the Issuer and otherwise in accordance with clause 5(b)) to the Board as a non-executive director of the Issuer (the Subscriber Nominee), and the Issuer must then seek his or her election to the Board at the Issuer’s next annual general meeting of shareholders, provided that any such Subscriber Nominee must satisfy the eligibility requirements under the Constitution, Corporations Act and ASX Listing Rules for appointment or election as a director of the Issuer.

(b)	The Subscriber agrees that the Subscriber Nominee shall have the appropriate commercial and professional experience to fulfil the role of a director of the Issuer.

(c)	Any Subscriber Nominee who is appointed as a director to the Board of the Issuer will be taken to have been appointed to represent the interests of the Subscriber and section 203D(1) of the Corporations Act applies.

(d)	Subject to clause 5(f), if the Subscriber Nominee appointed under clause 5(a) ceases to be a director of the Issuer for any reason, the Issuer must ensure that:

(i)	the Board appoints another individual nominated by the Subscriber as a Subscriber Nominee to the Board as a director; and

(ii)	the Board (other than the Subscriber Nominee) takes all reasonable steps to recommend unanimously the election or the re-election of the Subscriber Nominee to the Board as a director at any general meeting of the Issuer at which Subscriber Nominee is standing for re-election, except to the extent any director of the Issuer acting in good faith, determines that such recommendation would, or would be likely to, involve a breach of the director’s fiduciary duties or breach of a regulatory requirement, subject to the Subscriber Nominee satisfying the eligibility requirements under the Constitution, Corporations Act and ASX Listing Rules for appointment or election as a director of the Issuer (including the provision of a written consent to act).

(e)	Subject to clause 5(f) the Subscriber may, at any time and in its absolute discretion, remove a Subscriber Nominee and nominate a replacement Subscriber Nominee, in respect of whom the Issuer’s obligations pursuant to clause 5(d) will apply.

(f)	If the Subscriber fails to satisfy the Subscriber Holding Requirement, and that failure continues for three consecutive months:

(i)	the operation of clauses 5(a) to 5(e) will cease; and

(ii)	the Subscriber will immediately procure that the Subscriber Nominee tender to the Issuer his or her resignation from the Board with immediate effect.

(g)	Nothing in this clause 5 shall require the Subscriber to nominate a Subscriber Nominee.

6	CONSULTATION RIGHT

(a)	Subject to clauses (b) through (d) below, the Issuer agrees that before making a non-pro rata issue of Shares (Offer), it will notify the Subscriber of the Offer and consult with the Subscriber in good faith to provide the Subscriber a reasonable opportunity to participate in the Offer on equivalent terms to other investors (the Consultation Right).

(b)	The Subscriber will have the benefit of the Consultation Right for so long as the Subscriber Holding Requirement is met.

(c)	This clause does not apply to any potential Offer disclosed to the Subscriber, in writing and referencing this Agreement, prior to the date of this Agreement or to any Offer:

(i)	to employees of the Issuer under any employee incentive plan approved by shareholders;

(ii)	arising from the exercise, exchange or conversion of any convertible securities issued by the Issuer prior to the date of this Agreement; or

(iii)	under a takeover bid or under a merger by way of a scheme of arrangement under Part 5.1 of the Corporations Act.

(d)	The Issuer shall be under no obligation to comply with the Consultation Right if the Board determines, acting in good faith, after receiving written legal advice from counsel, that compliance with the Consultation Right would be determined to be unenforceable or unlawful by a court or regulatory body or prohibited by the ASX Listing Rules.

7	REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties by the Issuer

The Issuer represents and warrants to the Subscriber that each of the following statements is true, accurate and not misleading as at each of the Signing Date and the Completion Date:

(a)	(status) It is a body corporate validly existing under the laws of its place of incorporation or establishment.

(b)	(corporate power) It has the corporate power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement.

(c)	(corporate action) It has taken all necessary corporate action to authorise the entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement. On the Completion Date, full beneficial title in the Subscription Shares will vest in the Subscriber.

(d)	(accuracy and completeness) All information relating to the Issuer and the Group and the Issuer and/or the Group’s operations provided to the Subscriber or its advisers in connection with the proposed investment by the Subscriber in the Issuer as contemplated by this Agreement, and all information publicly disclosed by the Issuer, is true in all material respects and is not by omission or otherwise misleading in any material respect. Nothing has occurred which renders any of the material which has been disclosed to the Subscriber or its advisers, or which has been publicly disclosed by the Issuer, inaccurate in any material respect.

(e)	(disclosure compliance) It has complied with all its disclosure requirements under the Corporations Act and the ASX Listing Rules and there is no material information or circumstance which the Issuer is not obliged to disclose, pursuant to Listing Rule 3.1.

(f)	(no material adverse change) Since 31 December 2020, there has been no material adverse change in the financial condition or prospects of the Group.

(g)	(binding obligation) This Agreement is its valid and binding obligation.

(h)	(no contravention) Neither the entry into nor performance by it of this Agreement nor any transaction contemplated under this Agreement violates in any material respect any provision of any judgment binding on it, its constituent documents, any law or any document, agreement or other arrangement binding on it or its assets.

(i)	(consents/approvals) Except for:

(i)	the approval of shareholders to issue the Subscription Shares as contemplated in clause 2; and

(ii)	the approval of ASX for quotation of the Subscription Shares to the Official List of ASX,

no consent, approval, Authorisation, order, registration or qualification of or with any Governmental Agency or any other person is required for the Issuer to perform its obligations under this Agreement.

(j)	(no finder) Neither the Issuer nor any party acting on its behalf has paid or become liable to pay any fee or commission to any broker, finder or intermediary for or on account of transactions contemplated by this Agreement.

The representations and warranties by the Issuer in this clause 7.1 are continuing obligations of the Issuer and survive the issue of the Subscription Shares and do not merge on the Completion Date.

7.2	Representations and Warranties by the Subscriber

The Subscriber represents and warrants to the Issuer that each of the following statements is true, accurate and not misleading as at each of the Signing Date and the Completion Date:

(a)	(status) It is a body corporate validly existing under the laws of its place of incorporation or establishment.

(b)	(corporate power) It has the corporate power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement.

(c)	(corporate action) It has taken all necessary corporate action to authorise the entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement.

(d)	(binding obligation) This Agreement is its valid and binding obligation.

(e)	(no contravention) Neither the entry into nor performance by it of this Agreement nor any transaction contemplated under this Agreement violates in any material respect any provision of any judgment binding on it, its constituent documents, any law or any document, agreement or other arrangement binding on it or its assets.

(f)	(Sophisticated or Professional Investor) It is a Sophisticated or Professional Investor.

(g)	(FIRB) It is not a ‘foreign government investor’ (as defined in the FATA) or an ‘associate’ (as defined in the FATA) of a ‘foreign government investor’.

(h)	(reliance) At no time has:

(i)	the Group, or any other person on behalf of it, communicated to the Subscriber; or

(ii)	the Subscriber relied on,

any representation, warranty, promise or undertaking in respect of the future financial performance or prospects of the Group.

(i)	(own enquiries) It has made its own enquiries and relied upon its own assessment of the Subscription Shares and the Group, and has conducted its own investigation with respect to the Subscription Shares and the Group and has decided to agree to subscribe for the Subscription Shares based on its own enquiries.

8	CONFIDENTIALITY

8.1	Announcements

Neither party will make any public announcements or statements in relation to this Agreement or its subject matter except in accordance with the earlier written approval of the other, which approval shall not be unreasonably withheld.

8.2	Confidentiality agreement

Each party acknowledges and agrees that it continues to be bound by the Confidentiality Agreement dated May 5, 2021 between the parties.

9	INDEMNITY

9.1	Indemnity

The Issuer indemnifies the Subscriber against each claim, action, proceeding, judgment, damage, costs, loss, expense or liability (including legal costs on a full indemnity basis) incurred or suffered by or brought by or made or recovered against the Subscriber in connection with or arising out of any breach of any provision of this Agreement by the Issuer.

9.2	Consequential loss

The Issuer excludes all liability for indirect and consequential loss or damage (including for loss of profit (whether direct, indirect, anticipated or otherwise), loss of expected savings, opportunity costs, loss of business (including loss or reduction of goodwill), damage to reputation and loss or corruption of data regardless of whether any or all of these things are considered to be indirect or consequential losses or damage) in contract, tort (including negligence), under any statute or otherwise arising from or related in any way to this Agreement or its subject matter, except that consequential loss does not include any loss arising naturally and in the usual course of things from the relevant breach of this Agreement.

10	GENERAL

10.1	Governing Law and Jurisdiction

This Agreement is governed by the laws of Queensland. In relation to it and related non-contractual matters each party irrevocably submits to the non-exclusive jurisdiction of courts with jurisdiction there, and waives any right to object to the venue on any ground.

10.2	Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a)	must be in writing and signed by the sender or a person duly authorised by the sender (or in the case of email, set out the first and last name and position or title of the sender or person duly authorised by the sender);

(b)	must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by email to the address or email address below or the address or email address last notified by the intended recipient to the sender:

(i)	to the Issuer:	Address:	Novonix 177 Bluewater Road Bedford, NS B4B 1H1 Canada

		Email:	chris@novonixgroup.com rashda@novonixgroup.com

		Attention:	Chris Burns Rashda Buttar

(ii)	to the Subscriber:	Address:	Phillips 66 Company 2331 CityWest Blvd. Houston, Texas 77042

Email: Kathy.b.woody@p66.com Jim.g.glenn(a)p66.com

		Attention:	Kathy Woody Jim Glenn

With a copy to:
		Address:	Phillips 66 Company 2331 CityWest Blvd. Houston, Texas 77042 HQ-13N-N1316

		Attention:	Deputy General Counsel, Corporate

(c)	will be conclusively taken to be duly given or made and received:

(i)	in the case of delivery by express post, to an address in the same country, two Business Days after the date of posting;

(ii)	in the case of delivery by any other method of post, six (6) Business Days after the date of posting (if posted to an address in the same country) or 10 Business Days after the date of posting (if posted to an address in another country); and

(iii)	in the case of email, at the earliest of:

(A)	the time that the sender receives an automated message from the intended recipient’s information system confirming delivery of the email;

(B)	the time that the intended recipient confirms receipt of the email by reply email; and

(C)	four hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives, within that four hour period, an automated message that the email has not been delivered, but if the result is that a Notice would be taken to be given or made and received on a day that is not a business day, or after 5pm on a business day, in the place specified by the intended recipient as its postal address under clause 9.2(b), it will be conclusively taken to have been duly given or made and received at 9am on the first business day after that day.

10.3	Assignment

The Subscriber cannot assign, charge, create a security interest over, encumber or otherwise deal with any of its rights or obligations under this Agreement, or attempt or purport to do so, without the prior written consent of the Issuer.

10.4	No waiver

(a)	No acquiescence, waiver or other indulgence granted by either party to any other party will in any way discharge or relieve that other party from any of its other obligations under this Agreement.

(b)	A failure to exercise or a delay in exercising any right, power or remedy under this Agreement does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing. For the avoidance of doubt, the doctrine of affirmation by election will not apply to any failure by a party to exercise, or delay by a party in exercising, any right, power or remedy under this Agreement.

10.5	Costs and duty

Each party must bear its own costs arising out of the negotiation, preparation and execution of this Agreement. All duty (including any fines, penalties and interest) payable on or in connection with this Agreement and any instrument executed under or any transaction evidenced by this Agreement must be borne equally by the parties.

10.6	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

10.7	Extent of obligations

If any payment under this Agreement becomes void by any statutory provision or otherwise, the obligations of the party that made the payment will be taken not to have been discharged in respect of that payment and the parties will be restored to the rights which each respectively would have had if that payment had not been made.

10.8	Entire agreement

This Agreement contains the entire agreement between the parties with respect to its subject matter. It sets out the only conduct, representations, warranties, covenants, conditions, agreements or understandings (collectively Conduct) relied on by the parties and supersedes all earlier Conduct by or between the parties in connection with its subject matter. Neither party has relied on or is relying on any other Conduct in entering into this Agreement and completing the transactions contemplated by it.

10.9	Amendment

This Agreement may be amended only by another agreement executed by all the parties.

10.10	Further assurances

Each party must do anything necessary (including executing agreements and documents) to give full effect to this Agreement and the transactions contemplated by it.

10.11	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

Executed as an agreement Phillips 66 Company
By:
Name: Timothy D. Roberts
Title: Executive Vice President, Midstream

Signed by NOVONIX Limited in

accordance with section 127 of the

Corporations Act 2001 (Cth):

Signature of director	Signature of ~~director~~ / company secretary

Anthony Bellas	Suzanne Yeates
Print Name	Print Name